EXHIBIT 99.1
National Western Life Group, Inc. Announces 2017 Third Quarter Earnings

Austin, Texas, November 3, 2017 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2017 consolidated net earnings of $21.8 million, or $6.17 per diluted Class A common share, compared with consolidated net earnings of $33.7 million, or $9.54 per diluted Class A common share, for 2016. For the nine months ended September 30, 2017, the Company reported consolidated net earnings of $70.8 million, or $20.03 per diluted Class A common share, compared with $77.3 million, or $21.85 per diluted Class A common share, a year ago. The Company's book value per share increased to $495.76 as of September 30, 2017 from $489.63 as of June 30, 2017.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $20.5 million for the quarter ended September 30, 2017, or $5.79 per diluted Class A common share, compared to $30.2 million, or $8.54 per diluted Class A common share in the same period for 2016. Mr. Moody commented on the earnings results saying, "Our earnings in the third quarter last year benefited from favorable experience in the performance of our domestic life insurance business which allowed us to decrease amortization of acquisition expenses by $8.2 million. Experience performance of our lines of business in the third quarter this year resulted in an addition to benefits and expenses of $0.4 million." Mr. Moody noted that third quarter 2017 results also witnessed lower realized investment gains due to a reduced level of bond calls on its investment portfolio. "We prefer that debt instruments with higher coupons remain in the portfolio to generate interest earnings to support our crediting rate obligations," he added.

The Company's total revenues for the 2017 third quarter reached $204.0 million, surpassing the 2016 third quarter amount by 12%, as the Company's investments in index options continued their favorable market performance. Mr. Moody indicated, "Our portfolio of equity-index products, both life insurance and annuities, has continued to be well-received by the marketplace. Index option returns passed along to our policyholders in the form of interest credits have increased substantially this year." For the nine months ended September 30, 2017, total revenues increased to $626.6 million from $497.9 million in the prior year period. Mr. Moody observed, "We are pursuing additional opportunities and distribution channels to build upon the success of our product offerings and believe the diversity that these initiatives present will greatly benefit National Western."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products, which meet the financial needs of its customers in 49 states as well as residents of various international countries. NWLIC has 277 employees and approximately 30,100 contracted independent agents, brokers, and consultants. At September 30, 2017, the Company maintained consolidated total assets of $12.1 billion, stockholders' equity of $1.8 billion, and life insurance in force of $19.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Revenues, excluding investment and index option gains (losses)	$156,785	157,307	477,175	478,987
Realized and unrealized gains (losses) on index options	45,131	19,114	138,552	8,307
Realized gains on investments	2,074	5,426	10,906	10,589
Total revenues	203,990	181,847	626,633	497,883

Earnings:
Earnings from operations	$20,465	30,209	63,745	70,397
Net realized gains on investments	1,348	3,527	7,089	6,883
Net earnings	21,813	33,736	70,834	77,280

Net earnings attributable to Class A shares	21,196	32,782	68,831	75,095

Basic Earnings Per Class A Share:
Earnings from operations	$5.79	8.54	18.03	19.91
Net realized gains on investments	0.38	1.00	2.00	1.94
Net earnings	6.17	9.54	20.03	21.85

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$5.79	8.54	18.03	19.91
Net realized gains on investments	0.38	1.00	2.00	1.94
Net earnings	6.17	9.54	20.03	21.85

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com